FORM 15

             SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C.  20549

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and
        15(d) of the Securities Exchange Act of 1934.

                              Commission File Number 1-11324

                      GNS FINANCE CORP.
                   THE MIRAGE CASINO-HOTEL
 (Exact name of each registrant as specified in its charter)

  3400 Las Vegas Boulevard South, Las Vegas, Nevada  89109
                       (702) 791-7111
     (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

   9-1/4% Series B Senior Subordinated Notes Due March 15, 2003
        Zero Coupon First Mortgage Notes Due March 15, 1998
   _____________________________________________________________
      (Title of each class of securities covered by this Form)

                            None
                            ____
  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
          Rule 12g-4(a)(1)(i)  [ ]    Rule 12h-3(b)(1)(ii)   [ ]
          Rule 12g-4(a)(1)(ii) [ ]    Rule 12h-3(b)(2)(i)    [ ]
          Rule 12g-4(a)(2)(i)  [ ]    Rule 12h-3(b)(2)(ii)   [ ]
          Rule 12g-4(a)(2)(ii) [ ]    Rule 15d-6             [ ]
          Rule 12h-3(b)(1)(i)  [x]

     Approximate number of holders of record as of the
certification or notice date:
                       None of either class
                       ____________________

     Pursuant to the requirements of the Securities Exchange
Act of 1934, GNS FINANCE CORP. and THE MIRAGE CASINO-HOTEL have caused this certification/notice to be signed on their behalf by the undersigned duly authorized person.

Date:  March 30, 1998                By: /s/ PETER C. WALSH
                                        Peter C. Walsh
                                        Assistant General Counsel